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                                                                    EXHIBIT 12.1


                               APACHE CORPORATION
         STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
              AND COMBINED FIXED CHARGES, PREFERRED STOCK DIVIDENDS
                     AND PREFERRED INTERESTS OF SUBSIDIARIES
                                 (IN THOUSANDS)


(UNAUDITED)                                                                        2002           2001            2000
                                                                                ------------   ------------   ------------
EARNINGS
  Pretax income (loss) from continuing operations before
    preferred interests of subsidiaries .............................           $    915,194   $  1,206,863   $  1,203,681
  Add:Fixed charges excluding capitalized interest and
    preferred interest requirements of consolidated subsidiaries ....                128,730        134,484        116,190
                                                                                ------------   ------------   ------------

  Adjusted Earnings .................................................           $  1,043,924   $  1,341,347   $  1,319,871
                                                                                ============   ============   ============

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
  Interest expense including capitalized interest ...................           $    155,667   $    178,915   $    168,121
  Amortization of debt expense ......................................                  1,859          2,460          2,726
  Interest component of lease rental expenditures (1) ...............                 11,895          9,858          7,343
  Preferred interest requirements of consolidated subsidiaries (2)...                 19,581          8,608           --
                                                                                ------------   ------------   ------------
  Fixed charges .....................................................                189,002        199,841        178,190
  Preferred stock dividend requirements (3) .........................                 17,540         32,495         33,386
                                                                                ------------   ------------   ------------

Combined Fixed Charges and Preferred Stock Dividends ................           $    206,542   $    232,336   $    211,576
                                                                                ============   ============   ============

Ratio of Earnings to Fixed Charges ..................................                   5.52           6.71           7.41
                                                                                ============   ============   ============

Ratio of Earnings to Combined Fixed Charges and Preferred
 Stock Dividends ....................................................                   5.05           5.77           6.24
                                                                                ============   ============   ============

(UNAUDITED)
                                                                                     1999           1998
                                                                                ------------   ------------
EARNINGS
  Pretax income (loss) from continuing operations before
    preferred interests of subsidiaries .............................           $    344,573   $   (187,563)
  Add:Fixed charges excluding capitalized interest and
    preferred interest requirements of consolidated subsidiaries ....                 90,398         78,728
                                                                                ------------   ------------

  Adjusted Earnings .................................................           $    434,971   $   (108,835)
                                                                                ============   ============

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
  Interest expense including capitalized interest ...................           $    132,986   $    119,703
  Amortization of debt expense ......................................                  4,854          4,496
  Interest component of lease rental expenditures (1) ...............                  5,789          3,808
  Preferred interest requirements of consolidated subsidiaries (2)...                     --             --
                                                                                ------------   ------------
  Fixed charges .....................................................                143,629        128,007

  Preferred stock dividend requirements (3) .........................                 24,788          2,905
                                                                                ------------   ------------

Combined Fixed Charges and Preferred Stock Dividends ................           $    168,417   $    130,912
                                                                                ============   ============

Ratio of Earnings to Fixed Charges ..................................                   3.03             -- (4)
                                                                                ============   ============

Ratio of Earnings to Combined Fixed Charges and Preferred
 Stock Dividends ....................................................                   2.58             -- (4)
                                                                                ============   ============


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(1)   Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 to 34 percent applies for all periods presented.

(2) The Company does not receive a tax benefit for a portion of its preferred interests of consolidated subsidiaries. As a result, this amount represents the pre-tax earnings that would be required to cover preferred interest requirements of consolidated subsidiaries.

(3) The Company does not receive a tax benefit for its preferred stock dividends. As a result, this amount represents the pre-tax earnings that would be required to cover its preferred stock dividends.

(4) Earnings in 1998 were inadequate to cover either fixed charges or combined fixed charges and preferred stock dividends by $237 million and $240 million, respectively, as the Company reported a loss for the period after a $243 million write-down of the carrying value of United States oil and gas properties in compliance with full-cost accounting rules (refer to Critical Accounting Policies under Item 7 of this Form 10-K).